EXHIBIT 10.1

THIS LETTER AGREEMENT (this “Amendment”) is dated as of April __, 2020, by and between Del Taco Restaurants, Inc. (the “Employer”), and [●] (the “Executive”), and is intended to supplement the Employment Agreement dated as of [●], 20[●] (the “Employment Agreement”), by and between the Employer and the Executive.

In light of the COVID-19 pandemic and its impact on the business and operations of the Employer, the Employer and the Executive desire to decrease the base salary of the Executive, as set forth below.

Notwithstanding anything in the Employment Agreement to the contrary, Executive hereby consents to the reduction of Executive’s annual base salary by an amount not to exceed [●]% of Employee’s existing annual base salary as a result of, or related to, Employer’s actions taken in response to the COVID-19 pandemic and agrees that any such reduction shall not violate the Employment Agreement or constitute “good reason,” “constructive discharge,” “constructive termination” and/or any term with any similar meaning or import (“Good Reason”) under the Employment Agreement (or any other Company plan, policy or agreement) and shall not entitle Executive to any severance or other payment pursuant to the Agreement or otherwise.

Additionally, the Executive hereby acknowledges and agrees that Good Reason under the Employment Agreement (or any other Company plan, policy or agreement) has not occurred prior to or as a result of this Amendment and that Executive’s decision to enter into this Amendment is voluntary. Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment will prevail.

EXECUTIVE

By:
Name: [●]

DEL TACO RESTAURANTS, INC.

By:
Name:
Title: